Exhibit 99.15

NEW BRUNSWICK, NJ (July 13, 2004) - Johnson & Johnson today announced sales for the second quarter of $11.5 billion, an increase of 11.1% over the prior year. The increase represented operational growth of 8.5% and a currency impact of 2.6%. Domestic sales were up 9.1%, while international sales increased 14.1%, including operational growth of 7.8% and a positive currency impact of 6.3%.

Net earnings and diluted earnings per share for the second quarter were $2.5 billion and $.82. Prior-year second-quarter net earnings included after-tax in-process research and development charges of $900 million for costs associated with the acquisitions of Scios, Inc., and Link Spine Group, Inc. Excluding the impact of these charges, net earnings and diluted earnings per share in the second quarter of 2004 increased 16.5% and 17.1%, respectively, as compared to the same period in 2003.

"Despite intense competition on several fronts, our corporation continues to achieve solid operational growth," said William C. Weldon, Chairman and Chief Executive Officer. "We had strong performances from a number of our operating companies within each segment of our business."

Worldwide Medical Devices and Diagnostics sales of $4.1 billion for the second quarter represented an increase over the prior year of 11.8%, with operational growth of 8.3% and a positive impact from currency of 3.5%. Domestic sales increased 7.1%, while international sales increased 17.0% (9.7% from operations and 7.3% from currency).

Primary contributors to the operational growth included LifeScan's blood glucose monitoring products, Vistakon's disposable contact lenses, Ethicon Endo-Surgery's minimally
invasive   surgical  products,  DePuy's  orthopaedic   joint
reconstruction and spinal products, Cordis' CYPHER sirolimus-
eluting   stent   outside   the   United   States,    Cordis
Endovascular's peripheral stenting applications and Biosense Webster's electrophysiological products.

During the quarter, the Company announced that the Orthopaedic and Rehabilitation Devices Panel of the U.S. Food and Drug Administration (FDA) unanimously recommended approval of the CHARITE Artificial Disc for degenerative disc disease. It is the first artificial disc recommended for FDA approval. The CHARITE Artificial Disc is intended to provide an alternative to lumbar spinal fusion surgery.

Also in the quarter, the FDA's Circulatory System Devices Panel recommended approval of the new Cordis Carotid System. The Cordis Carotid System, intended for treatment as a minimally invasive alternative to carotid endarterectomy (surgical removal of arterial plaque) in high-risk patients, is the first system of its kind to be recommended for FDA approval.

Worldwide Pharmaceutical sales of $5.4 billion for the second quarter represented an increase over the prior year of 11.1%, with operational growth of 9.1% and a positive impact from currency of 2.0%. Both domestic and international sales increased 11.1% with international sales growing 5.1% from operations and 6.0% from currency.

Sales growth reflects the strong performances of REMICADE, a treatment for rheumatoid arthritis and Crohn's disease; TOPAMAX, an antiepileptic; DURAGESIC, a transdermal patch for chronic pain; RISPERDAL, an antipsychotic medication; and NATRECOR, the first novel agent for acute congestive heart failure. PROCRIT/EPREX, a product for the treatment of anemia, was negatively impacted by competitive activity.

During the quarter, the European Commission granted marketing authorization for VELCADE (bortezomib) for the treatment of patients with multiple myeloma who have received at least two prior therapies and have demonstrated disease progression on their last therapy. Under the terms of the co-development and commercialization agreement with Millennium Pharmaceuticals, Inc., the Company has commercial rights to VELCADE in all markets outside of the United States.

In May, the Company announced that it had acquired Egea Biosciences, Inc., of San Diego. Egea's novel and proprietary technology platform will strengthen the Company's position as a leader in biomedicines and protein therapeutics.

In June, the Company reported that it had entered into a development and commercialization agreement with Icagen, Inc., for ICA-17043, a novel once-a-day compound that is in late stage clinical development for use in the chronic treatment of sickle cell anemia.
Worldwide Consumer segment sales of $2.0 billion for the second quarter represented an increase over the prior year of 10.0%, with operational growth of 7.5% and a positive impact from currency of 2.5%. Domestic sales increased 6.0%, while international sales increased 14.1% (9.0% from operations and 5.1% from currency).

Strong growth in Consumer sales were achieved by McNeil Nutritional's SPLENDA sweetener; the skin care lines of NEUTROGENA, RoC, AVEENO, and CLEAN & CLEAR and wound care products.
Johnson & Johnson, with approximately 109,100 employees, is the world's most comprehensive and broadly based manufacturer of health care products, as well as a provider of related services, for the consumer, pharmaceutical and medical devices and diagnostics markets. Johnson & Johnson has more than 200 operating companies in 57 countries around the world, selling products in more than 175 countries.

(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company's expectations and projections. Risks and uncertainties include general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99(b) of the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 2003. Copies of this Form 10-K are available online at www.sec.gov or on request from the Company. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.)

For more information on Johnson & Johnson, please visit the Company's website at http://www.jnj.com.